Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Logan Bonacorsi 314/994.2766 Investors: Jennifer Beatty 314/994.2781

Arch Coal Schedules Release of Third Quarter 2014 Results on October 28; Provides Preliminary Third Quarter Financial Results

ST. LOUIS, Oct. 13, 2014 — Arch Coal, Inc. (NYSE:ACI) today announced that it will issue its third quarter 2014 earnings release before the market opens on Tuesday, Oct. 28, and will post it to the company’s website at that time. The company also will discuss its third quarter financial results on a conference call that will be broadcast live over the Internet at 11:00 a.m. Eastern time on Oct. 28, which will be accessible via the “investor” section of the Arch Coal website at http://investor.archcoal.com. Following the live event, a replay and an audio download will be available on the site for approximately one month.

Separately, in light of the recent unprecedented market conditions, Arch has elected to provide the following selected preliminary results regarding its third quarter 2014 financial performance and liquidity position.

•                  Arch expects to record adjusted earnings before interest, taxes, depreciation, depletion and amortization (“Adjusted EBITDA”) of $70 million to $74 million for the third quarter of 2014, representing an improvement versus the second quarter.

•                  As of Sept. 30, 2014, Arch held $1.05 billion in cash and short-term investments compared with approximately $990 million at June 30, 2014, reflecting an increase of nearly $60 million. In addition, Arch’s available liquidity, which includes its cash position and undrawn borrowings on its credit facilities, totaled $1.3 billion at the end of September.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

This presentation includes Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.  Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net loss, loss from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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